Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post –Effective Amendment to Registration Statement No. 002-83295 on Form N –1A of our report dated March 16, 2023, relating to the financial statements and financial highlights of Fidelity New York Municipal Income Fund, a fund of Fidelity New York Municipal Trust, appearing in the Annual Report on Form N-CSR of Fidelity New York Municipal Trust for the year ended January 31, 2023, and to the references to us under the headings “Financial Highlights ” in the Prospectus and “Independent Registered Public Accounting Firm ” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 23, 2023